Exhibit 10.7

ASSET TRANSFER AGREEMENT

THIS AGREEMENT is made as of ___________________

BETWEEN:

BALLANTYNE STRONG, INC., company incorporated under the laws of the State of Delaware

(the “Transferor”)

AND:

STRONG TECHNICAL SERVICES, INC., a company incorporated under the laws of the State of Nebraska

(the “Company”)

CONTEXT:

A.	The Transferor, through its wholly owned subsidiary Strong MDI Screen Systems, Inc., a company incorporated under the laws of the Province of Quebec (“Strong/MDI”), manufactures premium projection screens and customized screen support systems, distributes cinema equipment, and provides technical support services to the entertainment industry (the “Entertainment Business”).

B.	The Company is a wholly owned subsidiary of the Transferor.

C.	Strong Global (as defined below), a wholly owned subsidiary of the Transferor, intends to complete an initial public offering of its common shares and list its common shares on the New York Stock Exchange American (the “IPO”).

D.	In connection with the IPO, Strong Global, the Transferor and the Company will enter into certain agreements, including the Master Asset Purchase Agreement (the “Master Asset Purchase Agreement”) between Strong/MDI and Strong/MDI Screen Systems, Inc., a company incorporated under the laws of the Province of British Columbia (the “New Opco”), and this Agreement and certain other agreements (the “Ancillary Agreements”), pursuant to which, among other matters, effective on completion of the IPO, the Company will become a wholly-owned subsidiary of Strong Global (as defined below).

E.	The Transferor wishes to transfer to the Company, and the Company wishes to acquire, the Transferor’s assets listed in Schedule A hereto, that are used by Strong/MDI in connection with the Entertainment Business.

F.	The parties intend that the transactions contemplated herein shall constitute a transfer of property in exchange for stock of the Company within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

THEREFORE, in consideration of the mutual promises set out in this Agreement and other valuable consideration, the Transferor and the Company hereby agree with each other as follows:

1.	Definitions and Interpretation

1.1	Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Master Asset Purchase Agreement. Whenever used in this Agreement, the following capitalized terms shall have the meaning set forth herein:

(a)	“Affiliate” means when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after completion of the Separation, for purposes of this Agreement, (a) no member of the Strong Entertainment Group shall be deemed to be an Affiliate of any member of the Ballantyne Group and (b) no member of the Ballantyne Group shall be deemed to be an Affiliate of any member of the Strong Entertainment Group;

(b)	“Agreement” means this Asset Transfer Agreement, including the Context, all schedules hereto, and all amendments, supplements and restatements hereof;

(c)	“Ballantyne Group” means Transferor and each Person that is a Subsidiary of Transferor (other than the Company and any other member of the Company Group);

(d)	“Business Day” means any day that is not a Saturday, a Sunday or other day on which Canadian chartered banks are required or authorized by law to be closed in Vancouver, British Columbia;

(e)	“Closing Date” means the date on which closing occurs which will be the same date as the effective date of the IPO;

(f)	“Company” has the meaning ascribed to it on the first page of this Agreement;

(g)	“Company Group” means (a) prior to the Separation, the Company and each Person that will be a Subsidiary of the Company as of immediately after the Separation, even if, prior to the Separation, such Person is not a Subsidiary of the Company; and (b) on and after the Separation, the Company and each Person that is a Subsidiary of the Company;

(h)	“Confidential Information” means information that is of value to a Party, and is not generally known in the industry or to competitors of a Party, and includes, but is not limited to, business information, specifications, research, software, trade secrets, discoveries, ideas, know-how, designs, drawings, flow chart, data, computer programs, marketing plans, budget figures, and other financial and business information, or any such information of clients, parents affiliates, subsidiaries or agents of a party, which is disclosed by such party (“Disclosing Party”) whether directly in oral or material form to the other party (“Receiving Party”), or indirectly, by permitting the Receiving Party to observe the conduct of the Disclosing Party’s various operations or processes, but shall not include information that: a) is or becomes publicly available without a breach of this Agreement; or b) is already known to the Receiving Party at the time of its disclosure by the Disclosing Party, and is not subject to confidentiality restrictions imposed by the Disclosing Party; or c) following its disclosure to the Receiving Party, is received by the Receiving Party from a third party without obligation of confidence to the Disclosing Party; or d) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information; or e) the Disclosing Party has given its prior written approval to disclose;

(i)	“Consideration Shares” has the meaning ascribed to such term in Section 6.1;

(j)	“Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied);

(k)	“Effective Time” has the meaning ascribed to such term in Section 2.1;

(l)	“Entertainment Business” has the meaning ascribed to such term in Recital A;

(m)	“Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof;

(n)	“Group” means either the Company Group or the Ballantyne Group, as the context requires;

(o)	“Indemnifiable Loss” and “Indemnifiable Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder);

(p)	“Intellectual Property” means all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof;

(q)	“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity;

(r)	“Liability” or “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto;

(s)	“Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity;

(t)	“Party” or “Parties” means Transfer or the Company, individually or collectively, as the case may be;

(u)	“Personal Information” means information about an individual who can be identified by the person who holds that information;

(v)	“Representatives” means the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders, and lawyers of the Transferor or the Company, as applicable;

(w)	“Secondary Information” has the meaning ascribed to such term in Section 9.3;

(x)	“Strong Global” mean Strong Global Entertainment Inc., a company incorporated under the laws of British Columbia;

(y)	“Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity;

(z)	“Transferor” has the meaning ascribed to it on the first page of this Agreement; and

(aa)	“Transferred Assets” has the meaning ascribed to such term in Section 2.1.

1.2	Schedules

The following Schedules are incorporated by reference into and form part of this Agreement:

Schedule “A” - Transferred Assets

Schedule “B” - Current Asbestos Claims

Exhibit “2.3” - Form of Intellectual Property Assignment Agreement.

1.3	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article and Section headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.4	Gender and Number

Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

1.5	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.6	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding or re-enacting the statute so referred to or the regulations made pursuant thereto.

1.7	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder after the Closing Date is not a Business Day, then such action will be required to be taken on or before the requisite time on the next succeeding Business Day.

1.8	Construction

The words “including” and “includes” where used in this Agreement shall be deemed to mean “including, without limitation” and “includes, without limitation,” respectively.

2.	Transfer of Entertainment Business Assets

2.1	The Transferor hereby transfers and assigns to the Company, all of its right title and interest in and to the property and assets set out in Schedule A hereto (collectively, the “Transferred Assets”), such transfer to be effective as of the opening of business (the “Effective Time”) on the Closing Date on the terms and conditions set out in this Agreement, free and clear of any lien, charge, and/or encumbrance of any nature or kind whatever.

2.2	The transfer referred to in Section 2.1 above will be effective at the Effective Time on the Closing Date, and the Company will, immediately thereupon, be the beneficial owner of the Transferred Assets.

2.3	The Transferor will deliver any documents or instructions reasonably required, including an executed Intellectual Property Assignment Agreement in the form attached to this Agreement as Exhibit 2.3, or other executed agreement(s) in form and substance acceptable to the Company, all with a view to effecting the transfer of the Transferred Assets to the Company effective as of the Effective Time on the Closing Date.

2.4	Regardless of the date of registration of the transfer of title to any of the Transferred Assets the Company will be entitled to all income derived from the Transferred Assets and all proceeds in respect of the Transferred Assets effective as of the Effective Time on the Closing Date, and the Transferor will pay and set over to the Company all such income, proceeds, or other amounts, whether received by the Transferor or credited to the account of the Transferor. Pending the date of registration of the transfer of title to any of the Transferred Assets to the Company or any permits or consents required to carry on the Entertainment Business being obtained by the Company, the Transferor will, effective as of the Effective Time on the Closing Date, hold registered title in and to such Transferred Assets, and carry on the Entertainment Business, as required, as nominee, agent, and bare trustee for and on behalf of, and as directed by, the Company.

3.	Assumption of Obligations

Effective as of the Effective Time on the Closing Date, the Company will assume, pay when due, perform, and discharge: all expenses, costs, liabilities and obligations accruing or due after the Effective Time on the Closing Date under or with respect to the Transferred Assets, but not any other liabilities or obligations of the Transferor, except as otherwise provided for in this Agreement or specifically agreed to in writing by the Transferor and the Company.

The Company shall have no obligation and will not assume, and Transferor shall retain and timely pay, perform, defend and discharge, any of Transferor’s Liabilities that do not constitute Transferred Assets under this Agreement, either disclosed or undisclosed, known or unknown, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, including but not limited to (i) any Liabilities in respect of any existing, pending or threatened action or litigation arising out of, relating to or otherwise in respect of the Transferred Assets to the extent such action relates to Transferor’s acts of omissions prior to the Closing Date, (ii) any product Liability or similar claim for injury to a person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Transferor, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured, distributed and/or sold or any service performed by Transferor, and (iii) any recall, design defect or similar claims of any products manufactured distributed and/or sold or any service performed by Transferor.

4.	Indemnity

4.1	The Company hereby acknowledges and accepts that the consideration given by the Company to the Transferor and the other terms and conditions set out in this Agreement take into consideration certain claims and litigation proceedings which have been made or commenced against the Transferor (and others) as of the date of this Agreement and are set out in Schedule B (the “Current Asbestos Claims”).

4.2	The Company hereby agrees to indemnify, defend, and hold harmless the Transferor from and against any and all Indemnifiable Losses of the Transferor to the extent based upon, related to, arising out of or otherwise in connection with the Current Asbestos Claims.

4.3	In addition, each Party shall indemnify, defend, and hold harmless the other Party from and against any and all Indemnifiable Losses of such other Party and its Subsidiaries and Affiliates (each an “Indemnified Party” and together the “Indemnified Parties”), to the extent based upon, related to, arising out of or otherwise in connection with such Party’s breach of this Agreement, except to the extent that such Indemnifiable Losses are based upon, related to, result from or arise out of such Indemnified Party’s (i) breach of this Agreement, (ii) violation of Laws, or (iii) gross negligence, recklessness or willful misconduct.

4.4	The provisions of Section 4.2 and Section 4.3 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Parties hereto and the Indemnified Parties, as applicable, for any Indemnifiable Losses, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

5.	Taxes

5.1	The Transferor will pay all taxes relating to the Transferred Assets that arise before, or are related to a period of time before, the Closing Date. The Company will pay all taxes relating to the Transferred Assets that arise after the Closing Date. In the case of taxes that are payable with respect to a taxable period that begins prior to the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such taxes that shall be allocated to the Transferor shall be: (a) in the case of taxes (i) based upon, or related to income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer or assignment of property or (iii) required to be withheld, the amount of taxes which would be payable if the taxable year ended on the closing Date; and (b) in the case of other taxes, the amount of such taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. All taxes with respect to a Straddle Period that are not allocated to the Transferor pursuant shall be allocated to the Company.

5.2	The Company will be liable for and will pay, when due, all transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Transferred Assets to the Company pursuant to this Agreement.

5.3	For U.S. federal income tax purposes, the Parties agree to treat the transactions contemplated herein as a tax free contribution under Section 351 of the Code and will report their tax returns consistent with that position.

6.	Confidential Information

6.1	Until the Closing Date or, if this Agreement is terminated in accordance with Section 11.1, then perpetually, the Company will, subject to Section 9.2 hereof, keep confidential and not disclose or use, and the Company will not allow any of its Representatives to disclose or use, any Confidential Information, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all Confidential Information obtained by the Company in connection with this Agreement, including all copies, whether in written form or stored electronically, will be returned to the Transferor promptly after that termination.

6.2	The obligation of the Company under Section 9.1 above, to keep confidential and not disclose or use any Confidential Information, does not apply to information that:

(a)	is generally available to or known by the public, other than as a result of improper disclosure by the Company or any of its Representatives;

(b)	was available to the Company on a non-confidential basis before its disclosure by the Transferor or any Representative of the Transferor;

(c)	is or was obtained by the Company from a source other than the Transferor or any Representative of the Transferor, if that source is not bound by a confidentiality agreement with the Transferor; or

(d)	the Company or any Representative of the Company is required by law to disclose.

6.3	The Transferor and the Company acknowledge that the computers and data storage and retrieval systems or network of the Company and, if applicable, its Representatives, may automatically back up Confidential Information stored in electronic form. The Transferor and the Company agree that to the extent that those back-up procedures automatically create electronic copies of Confidential Information (“Secondary Information”), each of the Company and, if applicable, its Representatives, may, despite any requirement under this Agreement to return or destroy Confidential Information, retain Secondary Information in its archival storage for the period that it would normally archive electronic data, provided that those data are periodically and systematically overwritten or otherwise destroyed. Secondary Information will be subject to the provisions of this Agreement until destroyed and may not be accessed by the Company or any of its Representatives during its period of archival storage.

7.	Personal Information – Post-Closing

Following the Closing, the Company will:

(a)	use and disclose the Personal Information transferred to it under the terms of this Agreement solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed;

(b)	neither use nor disclose any of that Personal Information for any purpose that does not relate directly to the Business; and

(c)	notify the employees, customers, directors, officers, and shareholders whose Personal Information is disclosed that the transactions contemplated by this Agreement have taken place.

8.	Representations and Warranties

8.1	The Transferor represents and warrants to the Company that:

(a)	the Transferor has full right, power, and authority to enter into this Agreement and to sell, transfer, assign, and convey the Transferred Assets to the Company free and clear of all liens, charges, and encumbrances;

(b)	the Transferor has obtained any consent, authorization or approval, if any, that the Transferor is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Transferor of this Agreement or the completion of any of the transactions contemplated herein;

(c)	the Transferor owns possesses, and has good and marketable title to all of the Transferred Assets to be transferred to the Company under this Agreement, free and clear of all liens, charges, and encumbrances (other than liens for current taxes not yet due) and, as of the Closing Date, the Transferor will have the absolute and exclusive right to transfer the Transferred Assets to the Company as contemplated by this Agreement;

8.2	The Company represents and warrants to the Transferor that:

(a)	the Company has full right, power, and authority to enter into this Agreement;

(b)	the Company has obtained any consent, authorization or approval, if any, that the Company is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Company of this Agreement or the completion of any of the transactions contemplated herein;

8.3	The representations and warranties of the Transferor and the Company set out in this Agreement, and all covenants of the Transferor and the Company set out in this Agreement will survive the completion of the transfer of the Transferred Assets provided for in this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Company or the Transferor, as the case may be, in accordance with the terms thereof.

9.	General Contract Provisions

9.1	This Agreement may be terminated at any time before the Effective Time by mutual written consent of the Transferor and the Company.

9.2	From time to time, the Company and the Transferor will each execute and deliver all such further documents, certificates, deeds, conveyances, transfers, assignments, declarations, affidavits, and other documents necessary or desirable to give effect to the full intent of this Agreement, including the transfer of the Transferred Assets.

9.3	This Agreement will enure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Transferor and the Company.

9.4	Whenever the singular or masculine is used in this Agreement, it will be construed as meaning the plural or the feminine or neuter, and vice versa, where the context or the parties so require.

9.5	The term “Agreement” means the agreement between the Transferor and the Company evidenced by this document, as amended from time to time, together with the Schedules.

9.6	This Agreement, including the schedules, and the Master Asset Purchase Agreement and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any schedule hereto, the schedule shall prevail.

9.7	No amendment or other modification of this Agreement or any schedule hereto shall be effective unless in a writing signed and delivered by both Parties hereto. Any consent or waiver required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent or waiver and shall be effective only against such Party (and its Group).

9.8	This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

9.9	This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

9.10	This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

9.11	EACH OF THE PARTIES HERETO, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF PARTIES HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

9.12	In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.13	No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited herein, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

9.14	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which taken together constitute one and the same instrument.

9.15	This Agreement and each counterpart may be created, executed, signed, retained, or otherwise dealt with in digital or other intangible form of any format (including PDF), and may be delivered, transmitted, or otherwise dealt with by any digital or other intangible means (including by email, facsimile, or otherwise). Each digital or other intangible form of this Agreement or counterpart, and each copy and printout thereof, is hereby declared and agreed to be as valid and effective as a manually signed document.

[signature page follows]

BY SIGNING BELOW the Transferor and the Company each confirms that this document sets out the agreement reached by them and each of them acknowledges its intention to be bound by this contract.

BALLANTYNE STRONG, INC.

By:
Name:
Title:

STRONG TECHNICAL SERVICES, INC.

By:
Name:
Title:

SCHEDULE A

TRANSFERRED ASSETS

(i)	Property, Plant and Equipment

●	Office Lease Agreement for 1 Miracle Hills (Omaha Office Lease), by and between Ballantyne and CGCMT 2006-C5 9 Property Portfolio, LLC.

(ii)	Sales and Marketing Agreements

●	Authorized Reseller Agreement, dated January 21, 2010, by and between Ballantyne and NEC Display Solutions of America.

(iii)	Material and other Contracts

●	Insurance Policy (Nebraska), dated March 8, 2021, issued to Ballantyne by CNA Financial (covering the Omaha Office).

(iv)	Intellectual Property

●	Patent/Invention Assignment Agreement and Royalty Agreement, dated April 6, 2018, by and between Ballantyne and Dustin Small.

SCHEDULE B

CURRENT ASBESTOS CLAIMS

1.	Richard LAROCCA vs. Ballantyne Strong, Inc. et al., filed on May 10, 2019 (Index No. 190404/2018) before the New York City Asbestos Litigation Court (“NYCAL”);

2.	Barry ETHERIDGE vs. Ballantyne Strong, Inc. et al., filed on October 21, 2019 (NC19C-03-123 ASB) before the Supreme Court of the State of Delaware;

3.	James E. WITTE vs. Ballantyne Strong, Inc. et al., filed on January 23, 2020 (Index No. 190011/2020) before the NYCAL;

4.	Michael SAVIANESO vs. Ballantyne Strong, Inc. et al., filed on March 6, 2020 (Index No. 190040/2020) before the NYCAL;

5.	Donald DAVIDSON vs. Ballantyne Strong, Inc. et al., filed on March 6, 2020 (Index No. 190043/2020) before the NYCAL;

6.	Ted Anthony INFERRERA vs. Ballantyne Strong, Inc. et al., filed on May 7, 2019 (20STCV12435) before the California Superior Court, Los Angeles County;

7.	Frederick McKINNON vs. Ballantyne Strong, Inc. et al., filed on November 9, 2020 (Index No. 190231/2020) before the NYCAL;

8.	Jay TURNER vs. Ballantyne Strong, Inc. et al., filed on February 23, 2021 (Index No. 190028/2021) before the NYCAL;

9.	Martin & Ilana RAKITIN vs. Ballantyne Strong, Inc. et al., filed on February 24, 2021 (Index No. 190024/2021) before the NYCAL;

10.	David RODY vs. Ballantyne Strong, Inc. et al., filed on July 1, 2021 (21STCV24675) before the California Superior Court, Los Angeles County;

11.	Thelma MASSESY vs. Ballantyne Strong, Inc. et al., filed on March 1, 2021 (56-2021-00552204-CU-AS-VTA) before the California Superior Court, Ventura County;

12.	Steven SCHWAN vs. Ballantyne Strong, Inc. et al., filed on August 4, 2021 (EFCA2021-001259) before the Supreme Court of the State of New York, Oneida County;

EXHIBIT 2.3

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT